AMENDMENT TO SUBLEASE AGREEMENT

THIS AMENDMENT TO SUBLEASE AGREEMENT (“Amendment”) is made and entered into this 19th day of May, 2008, by and between Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) and Probe Manufacturing, Inc. (“Probe”).  Quantum and Probe are sometimes hereinafter referred to as the “Parties”.

RECITALS:

WHEREAS, Quantum and Probe are parties to a certain Sublease Agreement dated August 25, 2006 (“Sublease Agreement”);

WHEREAS, the term of the Sublease Agreement will expire on May 31, 2008; and

WHEREAS, the parties desire to extend the term of the Sublease Agreement until August 31, 2009, and to agree upon certain other terms and conditions relative to the termination of the Sublease Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.

Definitions.  Unless otherwise defined herein, Capitalized terms shall have the meaning ascribed to such terms in the Sublease Agreement.

2.

Extension of Term.   The Parties agree that Section 2 of the Sublease Agreement is hereby amended to state that the Term of the Sublease Agreement shall automatically and immediately terminate on August 31, 2009 (“Term Expiration Date”), without further notice or action from Quantum.  Probe acknowledges and agrees that (i) August 31, 2009 is the definitive termination date of the Sublease Agreement, (ii) under no circumstances will the Term of the Sublease Agreement or Probe’s right to possession of the Subleased Premises extend beyond the Term Expiration Date, and (iii) it shall have no right whatsoever to extend or modify the  Term Expiration Date.  If Probe fails to move from the Subleased Premises on or before the Term Expiration Date, then Probe will be in default of the Sublease Agreement and during the holdover term the Base Rent payable by Probe shall be equal to two hundred percent (200%) of the total of Base Rent and Additional Rent in effect as of the Term Expiration Date.  Quantum’s acceptance of full or partial payment of the Base Rent during the holdover term shall not constitute a consent to or waiver of Probe’s default. Notwithstanding the foregoing or any other provision hereof to the contrary, Probe shall have the right to terminate the Sublease Agreement prior to the Term Expiration Date, by delivery to Quantum of written notice of termination (the “Termination Notice”), which Termination Notice shall specify the new expiration date of the Sublease Agreement, and which new Expiration Date shall be a date at least ninety (90) days after the date of the Termination Notice.

3.

Rent during Extension of Term.  During the period from June 1, 2008 to August 31, 2009, the total sum of Base Rent and Additional Rent shall be $15,500 per month.  Probe shall continue to pay the Base Rent and Additional Rent due under the Sublease Agreement through May 31, 2008.

4.

Description of Subleased Premises.  Exhibit B to the Sublease Agreement, which depicts the layout of the Subleased Premises, is hereby replaced and superceded in its entirety by the Amended Exhibit B attached hereto.

5.

Additional Agreements and Understandings.  Quantum and Probe further agree and understand to the following:

a.

Probe employees shall not use the upstairs lunchroom;

b.

Probe shall limit the number of storage racks that it uses on the shop floor to one set of two racks.

c.

Probe shall limit their outside “yard” storage to one (1) mobile mini-trailer.  All other mini-trailers currently used by Probe and located on the Premises shall be promptly removed by Probe at Probe’s sole cost and expense.

d.

Probe shall remove all items received at the shipping area within twenty-four (24) hours of receipt.  Quantum has the right to move any such items not promptly removed by Probe.

e.

Probe shall make the upstairs loading dock available for Quantum’s use as needed by Quantum.

f.

Upon expiration of the term, Probe shall remove all of its employees and tangible property from the Subleased Premises and shall deliver the Subleased Premises in “broom swept” condition.

g.

Probe agrees to pay one-half of the cost related to the following:

i.

Creating an entry point to the Premises off the lower level lunch room that will be used exclusively by Probe employees and customers (“Probe Entry”).

ii.

Moving the work area for Probe’s receptionist from its current location to an area near the newly created Probe Entry.

iii.

Adding one (1) toilet to the bathroom located on the upper level of the Premises and adding one (1) or two (2) toilets to the shower area located within the Subleased Premises.

h.

Probe shall conduct the operation of their business in full compliance with all local, state and federal regulations.

i.

Probe shall store all hazardous chemicals they use in full compliance with all local, state and federal regulations.  Probe shall dispose of all hazardous waste generated in full compliance with all local, state and federal regulations.

j.

Probe shall obtain Quantum’s permission prior to implementing any construction or tenant improvements.

k.

Probe shall comply with all of Quantum’s requirements regarding infrastructure, including security systems and parking regulations.

l.

Probe shall obtain Quantum’s permission prior to installing any new equipment.

m.

Probe shall allow Quantum personnel to perform periodic inspections of their facility with regards to items such as safety, cleanliness and hazardous waste manifests.

6.

Continuance of Sublease Agreement.  Except as amended by this Amendment, all other terms and provisions of the Sublease Agreement shall remain in full force and effect.

7.

Time of Essence.  Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Amendment and the Sublease Agreement.

This Amendment to Sublease Agreement is made and entered into the day and year first written above.

QUANTUM:

PROBE:

By:

By:

Its:

Its:

AMENDED EXHIBIT B

DESCRIPTION OF SUBLEASED PREMISES